Exhibit 10.7
This Void Walk Away Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Tennessee Valley Authority. The representations and warranties of the parties in this Void Walk Away Agreement were made to, and solely for the benefit of, the other parties to this Void Walk Away Agreement. The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

VOID WALK AWAY AGREEMENT
     THIS AGREEMENT is effective as of the date it is executed by the last party to execute it and is made and entered into among MEMPHIS LIGHT, GAS AND WATER DIVISION (“Board”), acting for itself and on behalf of the CITY OF MEMPHIS, TENNESSEE (“Municipality”), a municipal corporation created and existing under and by virtue of the laws of the State of Tennessee, and TENNESSEE VALLEY AUTHORITY (“TVA”), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as it exists on the date of execution of this agreement;
WITNESSETH;
     WHEREAS, TVA and Board have entered into a Commitment Agreement dated November 19, 2003 and Supplement No. 95 dated November 19, 2003 to their Power Contract TV-65726A, dated December 26, 1984; and
     WHEREAS, the Commitment Agreement and Supplement No. 95 are subject to certain conditions precedent prior to their becoming effective; and
     WHEREAS, those conditions precedent have now been satisfied;
     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements set forth below, and subject to the provisions of the Tennessee Valley Authority Act of 1933, as it exists on the date of execution of this agreement, the parties agree as follows:
     1. Each of the conditions precedent listed in Sections 4(a) through 4(f) of the Commitment Agreement has now been satisfied.
     2. TVA and Board have executed Supplement No. 96 of even date herewith pursuant to which they have carried out the one-time adjustment of the Monthly Savings under Supplement No. 95 and of certain other terms and/or figures in Supplement No. 95 contemplated by Section 5 of the Commitment Agreement. The execution of Supplement No. 96 satisfies the condition precedent specified in Section 4(f) of the Commitment Agreement. TVA and Board hereby waive any remaining termination rights under Section 5 of the Commitment Agreement.

     3. The execution of the instant agreement satisfies the conditions precedent specified in Section 4(g) of the Commitment Agreement. Accordingly, Supplement No. 95, as modified by Supplement No. 96, shall become effective upon the execution of this agreement.
     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers, as of the day and year first above written.

MEMPHIS LIGHT, GAS AND WATER DIVISION AND
CITY OF MEMPHIS, TENNESSEE

By:	/s/ Herman Morris Jr. President of Light, Gas and Water Division

Date: November 20, 2003

TENNESSEE VALLEY AUTHORITY

By:	/s/ John M. Hoskins

Date: November 20, 2003

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